FIRST AMENDMENT TO EXPENSE LIMITATION AGREEMENT

This First Amendment ("Amendment") to the Expense Limitation Agreement ("Agreement") dated as of July 9, 2002 between Meridian Investment Management Corporation ("Meridian") and ICON Funds (the "Trust") is effective as of August 12, 2003.

Pursuant to the terms of the Agreement, Meridian agreed to reduce the fees payable to it under the Advisory Agreement between Meridian and the Trust related to the ICON Bond Fund, ICON Covered Call Fund, ICON Equity Income Fund and the ICON Long/Short Fund.

Meridian and the Trust hereby amend the Agreement to extend its term for an additional one year through September 30, 2004. All other terms of the Agreement shall remain in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

ICON FUNDS                               MERIDIAN INVESTMENT MANAGEMENT
                                         CORPORATION

By: /s/ Erik L. Jonson                   By:  /s/ Erik L. Jonson
    ------------------------                  ------------------
Name: Erik L. Jonson                     Name: Erik Jonson
Title: Vice President & CFO              Title:  Vice President & CFO